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                                                             OMB APPROVAL
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                                                     OMB Number:       3235-0145
                                                     Expires:  December 31, 1997
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                                                     hours per response....14.90
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO.)*


                              Telegen Corporation
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  879-4131 0 2
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [_].   (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 5 Pages

-----------------------                                  ---------------------
 CUSIP NO. 879-4131 0 2                13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Crystal, Bonnie A.
      SSN: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            186,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             186,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      369,100

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT

 CUSIP No. 879-4131 02                                    Page 3 of 5 Pages
           -----------
ITEM 1.

     (a) NAME OF ISSUER: Telegen Corporation

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         101 Saginaw Drive, Redwood City, CA 94063

ITEM 2.

     (a) NAME OF PERSON FILING:  Crystal, Bonnie A. ("Reporting Person")


     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         101 Saginaw Drive, Redwood City, CA 94063

     (c) CITIZENSHIP:  United States of America

     (d) TITLE OF CLASS OF SECURITIES:  Common Stock

     (e) CUSIP NUMBER:  879-4131 0 2

ITEM 3.  Not Applicable

ITEM 4.

     (a) AMOUNT BENEFICIALLY OWNED:  369,100

     (b) PERCENT OF CLASS: 7.1%

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)   Sole power to vote or to direct the vote:  186,900
         (ii)  Shared power to vote or to direct the vote:  0
         (iii) Sole power to dispose or direct the disposition of: 186,900
         (iv)  Shared power to dispose or direct the disposition of:  0

 CUSIP No. 879-4131 02                                    Page 4 of 5 Pages
           -----------

ITEM 5.   Not Applicable

ITEM 6.   Not Applicable

ITEM 7.   Not Applicable

ITEM 8.   Not Applicable

ITEM 9.   Not Applicable

 CUSIP No. 879-4131 02                                    Page 5 of 5 Pages
           -----------


ITEM 10.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 12, 1997


/s/ Bonnie A. Crystal
___________________________________
Bonnie A. Crystal